EXHIBIT 99.1

Summary of DTE Gas Company Rate Order (Case U-17999)1

December 12, 2016

On December 9, 2016, the Michigan Public Service Commission (“Commission” or “MPSC”) issued an order in DTE Gas’s (“DTE Gas”) rate case. This document provides a summary of the Commission’s order. The Commission’s full order will be available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-17999.

The MPSC order authorized DTE Gas to raise base rates by $122.3 million and approved a return on equity (“ROE”) of 10.1%. The Commission directed DTE Gas to implement rate changes for service rendered on and after December 16, 2016. The base rate increase will be partially offset by a $41 million reduction in the Infrastructure Recovery Mechanism (IRM) which will reset to zero when new rates are implemented. Therefore, the base rate increase of $122.3 million will only result in a net effective rate increase of approximately $81 million for customers.

DTE Gas filed an application on December 18, 2015 with supporting direct testimony and exhibits initially seeking a general rate increase of approximately $183 million based on a projected test period ending October 31, 2017. The need for the rate increase was driven primarily by the Company’s capital investment of more than $800 million since the last general rate case, lower sales forecast due to higher projected Btu values and O&M inflation and working capital increases due primarily to changes in retiree benefit costs.

Effective November 1, 2016, DTE Gas self-implemented a base rate increase of $103 million.

Reconciliation of MPSC final order from DTE Gas’s request

Item	Amount ($ millions)	Description
DTE Gas Position	$183	Revenue Requirement
Capital Structure	(15)	Authorized ROE of 10.1% vs. 10.75%
Sales	(23)	Primarily due to lower Btu value
O&M	(17)	Primarily incentive compensation and inflation
Other	(6)	Other miscellaneous items
MPSC 12/9/16 Order	$122

Summary of Key Components of the Order

Return on Equity / Capital Structure
The MPSC determined that DTE Gas’s Return on Equity (“ROE”) should be reduced from its current 10.5% to 10.1%. DTE Gas supported an ROE of 10.75%. A permanent debt / equity capital structure was approved at 48% / 52% consistent with DTE Gas’s position.

Total Rate Base
The MPSC approved a projected total rate base of $3,715 million, including net plant ($2,694 million) and working capital ($1,021 million). The net plant amount included in final rates was less than 1% (approximately $4 million) different than DTE Gas’s filed amount.

Sales Load Forecast
The MPSC adopted Staff’s sales forecast, recognizing that the heat content of natural gas has been increasing and is expected to stay high but was not persuaded that the expected heat content will increase to the levels DTE projected.

Operation and Maintenance Expense
The MPSC adopted an overall O&M level of $373 million. DTE Gas proposed $390 million. In total the Commission’s order reduced DTE Gas’s proposed O&M by $17 million which is predominantly made up of certain executive benefits and variable compensation ($8 million) and inflation ($5 million).

Base Rates / Infrastructure Recovery Mechanism (IRM)
$41 million of the $122 million revenue requirement is due to the inclusion of IRM related capital investments, made through 2016, in base rates, that are currently being recovered through a separate IRM surcharge. The current IRM surcharge will end when new base rates are implemented.

Future Outlook for DTE Energy

DTE Energy is reaffirming its 2017 early outlook operating earnings guidance of $5.15 to $5.46 per share.

For further information, please contact Barbara Tuckfield, DTE Energy, 313.235.1018 or Joyce Leslie, DTE Energy, 313.235.3209

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1 This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s 2015 Form 10-K and 2016 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events. In this summary, DTE Energy discusses 2017 operating earnings guidance. It is likely that certain items that impact DTE Energy’s 2017 reported results will be excluded from operating results. Reconciliation to the comparable 2017 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.